EXHIBIT 16.1 TO FORM 8-K

November 4, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 4, 2004, of TurboSonic Technologies Inc. and are in agreement with the statements contained in the Item 4.01 on page 2 therein.

Yours sincerely,

/S/ Ernst & Young LLP
Ernst & Young LLP
Kitchener, Ontario, Canada

cc: Mr. David Hobson